Exhibit 10.17

SEPARATION AGREEMENT AND RELEASE

Meredith Corporation (“Meredith”) and Jack Griffin (“Employee”) hereby enter into this Agreement and in consideration for and contingent upon the respective promises made by each of them herein, they hereby agree as follows:

1.  Employee's employment relationship with Meredith will end, effective August 6, 2010 (“Effective Date”) and Employee's base salary, less applicable withholdings and deductions, will be paid through that date.

2. Except as expressly set forth herein, as of the Effective Date, Employee is fully relieved of and released from his duties, obligations and authority to act for or on behalf of Meredith, including, but not limited to, his obligation not to compete, as set forth under Section 10.4 of the Employment Agreement entered into between Employee and Meredith on March 9, 2008 as amended on August 24, 2009 (“Employment Agreement”); and the Employment Agreement and all plans and agreements referenced therein are hereby rendered null and void, except as expressly provided herein.

3. On or before August 6, 2010, Employee will be paid One Million Two Hundred Fifty-Six Thousand, Three Hundred and One Dollars, ($1,256,301.00), minus applicable withholding and deductions, in full and final satisfaction of his FY2010 MIP bonus.

4. On or before August 6, 2010, Employee will be paid, One Hundred Twenty-Five Thousand Dollars ($125,000), minus applicable withholdings and deductions, in full and final satisfaction for any claims associated with Employee's FY2011 compensation, except for that compensation and consideration otherwise expressly provided for in this Agreement.

5. In return for his release of any and all claims under the Age Discrimination in Employment act of 1967, as amended by the Older Workers' Benefit Protection Act (see paragraph 7.8 herein), Employee will be paid the equivalent of his existing base pay, and a pro rata share (equal to Nine Thousand Three Hundred Seventy-Five Dollars ($9,375) ) of the “Stay Bonus” provided for in section 5.3 of the Employment Agreement, through September 17, 2010. Such payments will be made on a regular payday basis, but will not become due or payable unless and until Employee executes this Agreement and elects not to timely revoke his execution with respect to his release of the above referenced age discrimination claim(s), as explained paragraph 11 herein.

6. Employee's health benefits will continue through September 30, 2010.

7. In return for the above referenced consideration, and the other provisions contained in this Agreement, except as expressly provided in this Agreement, Employee hereby agrees unconditionally to waive, and release, acquit, and forever discharge Meredith, and all of its parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of its owners, shareholders, general or limited partners, joint venturers, directors, officers, employees, former employees, agents, representatives, and attorneys, and any persons acting by, through, under, or in concert with any of them, and all successors and assigns thereof (collectively, the “Releasees”) from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys' fees and legal expenses), of any nature whatsoever, whether or not Employee knows about them at the time this agreement becomes effective and enforceable, and even if Employee would not have entered into this Agreement had he known about them, which Employee now has or may later claim to have against the Releasees, individually or collectively, because of any matter, act, omission, transaction, occurrence, or event that has or is alleged to have occurred up to the date Employee signs this Agreement (collectively, “Claims”) (“General Release”), provided, however, that all rights Employee has to indemnification from Meredith as of the Effective Date, whether by contract, by-laws, policy, law or otherwise, shall continue to apply and are not released pursuant to this Agreement. Employee hereby waives any right to receive any benefits or remedial relief as a consequence of any Claims filed with or by the Equal Employment Opportunity Commission, any other state or federal agency or any other person or entity (governmental or otherwise), including any class or collective action lawsuit or complaint filed by any individual or entity against any of the Releasees. Specifically, but without limiting the General Release above, Employee knowingly and voluntarily waives and releases any and all claims for separation payments, replacement and supplemental pension benefits or continued vesting of any unvested restricted stock and stock options and all rights, claims and causes of action under:

7.1 The Employee Retirement Income Security Act of 1974, as amended;

7.2 Title VII of the Civil Rights Act of 1964, as amended;

7.3 Civil Rights Act of 1991;

7.4 The Americans with Disabilities Act;

7.5 Any applicable state Civil Rights acts and any other applicable Civil Rights laws or regulations;

7.6 Any applicable municipal civil rights ordinance;

7.7 The Family and Medical Leave Act and any applicable state family and medical leave statute;

7.8 Age Discrimination in Employment act of 1967, as amended by the Older Workers' Benefit Protection Act (“ADEA/OWBPA”);

7.9 Any applicable wage payment laws;

7.10 Any express or implied contract right, including, but not limited to any such rights arising under the above referenced Employment Agreement.

7.11 Any cause of action alleging defamation, invasion of privacy, breach of the covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress or promissory estoppel; and

7.12 Any other common law or statutory claim.

Employee acknowledges and agrees that the release given in this Paragraph 7 and the provisions contained in Paragraph 8 below are essential and material terms of this Agreement and without them no agreement would have been reached by the parties.

8. Employee agrees to secure the dismissal, with prejudice, of any proceeding, grievance, action, charge or complaint, if any, that Employee or anyone else on his behalf has filed or commenced against Meredith or any of the other Released Parties with respect to any matter involving Employee's employment with Meredith, Employee's separation from employment with Meredith, or any other matter that is the subject of the release given in Paragraph 7 above. The parties acknowledge that, while Employee waives claims for remedies against Releases as part of this Agreement, nothing in this Agreement shall limit the ability of Employee or Meredith (or any of its officers, directors, employees, representatives, agents or assigns) to confer with legal counsel, to testify truthfully under subpoena or court order, or to initiate, provide truthful information for, or cooperate with, an investigation by a municipal, state, or federal agency for enforcement of laws.

9. Employee acknowledges and represents that, except with regard to the consideration expressly provided for in this Agreement, all compensation and benefits due to him from Meredith, whether by contract or by law, have been paid in full, and he has been provided all rights and benefits to which he is entitled without interference by Meredith, including but not limited to vacation, sick time, paid or unpaid time off, Family and Medical Leave, accommodation for any disability, or any contractual rights or privileges, and that he has no outstanding claims for any compensation and benefits.

10. Employee acknowledges in exchange for waiving any rights or claims under the ADEA/OWBPA he is receiving valid and sufficient consideration pursuant to paragraph 5 of this Agreement and such consideration is in addition to anything of value to which Employee was already entitled. Employee has twenty-one (21) days from the date he receives this document to consider the provisions that pertain to his waiver and release of claims under the ADEA/OWBPA and seven days subsequent to his execution of this Agreement to revoke his execution insofar as it pertains to the ADEA/OWBPA. In the event Employee revokes his execution, of insofar as it pertains to the ADEA/OWBPA, paragraph 5 and 7.8 of this Agreement shall become null and void and neither party shall have any obligation under paragraph 5 or 7.8 of this Agreement; however, all other provisions of the Agreement shall be and remain in full force and effect once the Agreement is executed.

11. Meredith, on behalf of itself and its officers, directors, affiliates, subsidiaries, agents and employees, hereby fully, forever, irrevocably and unconditionally releases, remises, and discharges Employee from any and all claims, charges, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorney's fees and costs), of every kind and nature (“Claims”) that such parties ever had or now have against Employee arising out of Employee's employment with or separation from Meredith, provided this release shall not apply to Claims for any legally wrongful act or omission of Employee that was both knowing and intentional. Notwithstanding the above, nothing herein shall constitute a release of claims arising out of Employee's breach of this Agreement.
12. Pending Meredith's fulfillment of any obligation on its part to disclose this Agreement pursuant to law, Employee covenants and agrees that he will not disclose the existence or terms of this Agreement to any person except (a) licensed attorney(s) for the purpose of obtaining legal advice; (b) licensed or certified accountant(s) for the purpose of preparing tax returns or other financial services; (c) Employee's immediate family; (d) in formal proceedings to enforce the terms of this Agreement; or (e) as required by law or court order, provided that he gives Meredith enough advance notice prior to any disclosure pursuant to subsection (e) to intervene or take action as appropriate.

13. Employee warrants that to the best of his knowledge, he has complied fully with Paragraph 10 of the Employment Agreement through the date of his execution of this Agreement.

14. Notwithstanding any other provision of this Agreement, Employee will retain all rights to vested benefits, if any, under any employee benefit plan, including but not limited to, the Meredith Employees' Retirement Income Plan and the Meredith Savings and Investment Plan, including any special contributions made thereto pursuant to FY2010 results, in accordance with the terms of those plans.

15. By entering into this Agreement, neither Meredith nor Employee claims or admits to any liability or wrongdoing, and each denies that it has any liability to the other or has acted wrongly toward the other.

16. Employee agrees not to make any disparaging public statements about Meredith or its employees, officers or directors and Meredith agrees its officers and directors will not make any disparaging public statements about Employee.

17. Employee's Covenants:

17.1 Employee acknowledges that as a result of the services he has rendered to Meredith, he has been brought into close contact with many confidential affairs of Meredith, its subsidiaries and affiliates not readily available to the public. Employee further acknowledges that the services he performed on behalf of Meredith are of a special, unique, unusual, extraordinary and intellectual character; that the business of Meredith is international in scope; that its goods and services are marketed throughout the United States and various parts of the world and that Meredith competes with other organizations that are or could be located in nearly any part of the United States and in various parts of the world.

17.2 In recognition of the foregoing, Employee covenants and agrees that, except as is necessary to fulfilling his obligations under this Agreement or to the extent necessary to comply with law or the valid order of a court or government agency of competent jurisdiction, he will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of Meredith, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, he will not intentionally disclose them to anyone outside of Meredith. For purposes of this Agreement, "Confidential Information and Trade Secrets" of Meredith means information which is secret to Meredith, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to the magazines, books, publications, products, services, television stations, real estate franchise operations, new and future concepts and business of Meredith, its subsidiaries and affiliates in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Employee is to consider information originated, owned, controlled or possessed by Meredith, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside Meredith, its subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Employee's mind as to whether information is secret and confidential to Meredith, its subsidiaries and affiliated entities, Employee agrees to request an opinion, in writing, from Meredith's Chief Executive Officer.

17.3 Employee will deliver promptly to Meredith by the Effective Date, or at any other time Meredith may so request, all memoranda, notes, records, reports and other documents relating to Meredith, its subsidiaries and affiliated entities, and all property owned by Meredith, its subsidiaries and affiliated entities, which Employee obtained while employed by Meredith, and which Employee may then possess or have under his control.

17.4 Through June 30, 2013 ("Restricted Period"), Employee will not interfere with, disrupt or attempt to disrupt, any then existing relationship, contractual or otherwise between Meredith, its subsidiaries or affiliated entities, and any customer, client, supplier, or agent. Likewise, during the Restricted Period, Employee will not solicit, hire, assist any other entity in soliciting or hiring, or approve the soliciting or hiring, as an employee or as an independent contractor, of any person who as of the Effective Date is an employee of Meredith, its subsidiaries, or affiliated entities, and who either reported directly to Employee (“Direct Report”) or reported directly to one of Employee's Direct Reports (“Direct Report of Direct Report”), it being understood that the right to seek or enter into contractual arrangements with independent contractors of Meredith, including, without limitation, consultants, professionals, authors, advertisers, and the like, shall not be abridged by reason of this subparagraph 17.4.

17.5 Employee will promptly disclose to Meredith all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of Meredith, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Employee's employment with Meredith and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of Meredith and upon request Employee shall deliver to Meredith all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by Meredith to protect Meredith's rights hereunder. Employee agrees upon request to assist Meredith to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to Meredith hereunder. If Meredith is unable because of Employee's mental or physical incapacity to secure Employee's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to Meredith hereunder, then Employee hereby irrevocably designates and appoints Meredith and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Employee hereby waives and quitclaims to Meredith any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to Meredith hereunder.

17.6 Although the restrictions contained in this paragraph 17 and its subparts are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, any restrictions contained in the covenants set forth in this paragraph 17 and its subparts shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

18. Employee agrees to cooperate with Meredith, in the truthful and honest prosecution and/or defense of any claim in which Meredith may have an interest (with the right of reimbursement for reasonable expenses and reasonable attorneys fees actually incurred) which may include, without limitation, being available to participate in any proceeding involving any of the Released Parties, permitting interviews with representatives of Meredith, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in his possession or control arising out of his employment in a reasonable time, place and manner.

19. Employee agrees that should there be a violation or attempted or threatened violation of this Agreement, Meredith or its successor may apply for and obtain an injunction without bond or other security to restrain such violation or attempted or threatened violation, to which injunction Meredith or its successor shall be entitled as a matter of right, Employee conceding that such cannot reasonably or adequately be compensated in damages in an action at law, and that the right to said injunction is necessary for the protection and preservation of Meredith's or its successor's rights and to prevent irreparable damages to Meredith or its successor. Such injunctive relief shall be in addition to such other rights and remedies as Meredith or its successor may have against Employee arising from any breach hereof on Employee's part.

20. The terms of this Agreement are separable so that if any term or provision is invalid or unenforceable, that term will be modified to make it valid or enforceable or deleted if incapable of being modified and the rest of this Agreement will remain in full force and effect.

21. This Agreement is the only agreement with respect to the subject matter hereof between Meredith and Employee and replaces any prior agreement.

22. The parties mutually agree that Meredith's announcement with respect to Employee's departure from Meredith will precede any other announcement of Employee's next position with a new employer, which announcement Employee will have an opportunity to review and approve in advance of publication. Furthermore, Employee will provide Meredith's Chairman and CEO with a courtesy advance notice of any announcement of such new position.

23. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Employee and by a duly authorized officer of Meredith and approved in advance by the Compensation Committee of Meredith's Board of Directors. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

24. Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to Meredith:

Steve Lacy
Chairman and CEO
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309-3023

With a copy to:

John Zieser, Esquire
Chief Development Officer and General Counsel
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309-3023

If to Employee:

Jack Griffin
271 Westway Road
Southport, CT 06890

With a copy to:

Martin Edel, Partner
Miller & Wrubel P.C.
570 Lexington Avenue
New York, New York 10022

25. Anything to the contrary notwithstanding, all payments required to be made to Employee, shall be subject to withholding and deductions as Meredith may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation.

26. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws and any action to enforce this Agreement shall be brought in a court of competent jurisdiction in the State of New York.

27. Employee has read this Agreement and understands its terms and effects. Employee is signing this Agreement knowingly and voluntarily and with the intention of releasing all causes of action, liabilities, rights and claims described in Paragraph 7 and its subparts above and acknowledges by this Agreement he is advised in writing to consult with, and has had the time and opportunity to consult with competent legal counsel of his selection prior to his execution of this Agreement.

Intending to be bound according to its terms, Employee and Meredith have signed this
Agreement as of the dates stated below.

EMPLOYEE		MEREDITH CORPORATION

By:	/s/ Jack Griffin	By:	/s/ Scott A. Rundall
	Jack Griffin		Scott A. Rundall

Date:	August 1, 2010	Date:	August 1, 2010